Exhibit 99.2

                BALL CORPORATION CONCLUDES BALL-FOSTER SALE;

                     ANNOUNCES SALE OF AEROSOL ASSETS

             MUNCIE, Ind., October 7, 1996 -- Ball Corporation [NYSE:BLL] today announced it has completed the sale of its interest in a glass manufacturer and that it has reached an agreement for the sale of its aerosol can manufacturing assets.

             Ball said it has concluded the previously announced sale of its 42-percent interest in Ball-Foster Glass Container Co., L.L.C., receiving more than $190 million and completing Ball's exit from the glass container manufacturing industry. Ball will report a fourth quarter after-tax gain of approximately $10 million, or 33 cents per share, on the sale of its interest in Ball-Foster, which was sold to Compagnie de Saint-Gobain.

             Ball also said it will exit the aerosol can manufacturing business by selling its Cincinnati manufacturing plant and certain other assets to BWAY Corporation of Atlanta for net consideration of approximately $36 million. The transaction is expected to close in the fourth quarter, contingent upon required regulatory filings.

             Ball Corporation produces rigid metal and plastic contain-ers, largely for foods and beverages, and provides aerospace and other technologies and services to government and commercial customers. The company reported 1995 sales of $2.6 billion.


                                   # # #

Note: This news release may contain forward-looking statements as encouraged by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily projections which are subject to change upon the occurrence of certain events which may affect the business, many of which are set forth in the company's 8-K report filed with the Securities and Exchange Commission of July 16, 1996.

15/96
MEDIA CONTACT: Scott McCarty, 317/747-6175, evenings 317/284-2351, smccarty@ball.com
INVESTOR CONTACT:  Doug Poling, 317/747-6165, evenings 317/287-8470,

dpoling@ball.com

BALL CORPORATION HOME PAGE:  http://www.ball.com